ALPS ADVISORS, INC.

1290 Broadway, Suite 1000

Denver, CO 80203

September 30, 2024

Lucas Foss, President

Financial Investors Trust

1290 Broadway, Suite 1000

Denver, CO 80203

Re:	ALPS Balanced Opportunity Fund (the “Fund”) of the Financial Investors Trust (the “Trust”)

Dear Mr. Foss:

This letter confirms ALPS Advisors, Inc.’s (the “Adviser”) agreement with the Trust to contractually limit the total amount of the “Management Fees” and “Other Expenses” that it is entitled to receive from the Fund.

The Adviser hereby agrees to waive and/or reimburse the Fund’s Class A, Investor Class, Class C and Class I shares for any acquired fund fees and expenses incurred by the Fund in connection with the Fund’s investment in any exchange-traded funds advised by the Adviser. The amount of such waived fees shall not be subject to recapture by the Adviser.

The Adviser further agrees that such fee waivers and reimbursements for the Fund are effective as of October 4, 2024, and shall continue until modified or discontinued by the Board of Trustees of the Trust.

ALPS ADVISORS, INC.

By:	/s/Laton Spahr
Name:	Laton Spahr
Title:	President

Your signature below acknowledges acceptance of this letter agreement:

FINANCIAL INVESTORS TRUST

By:	/s/Lucas Foss
Name:	Lucas Foss
Title:	President